Exhibit 99.1

Company News Release

Investor Relations:
Gregory J. Eisenhauer, CFA
EVP & Chief Financial Officer
770-806-4780
geisenhauer@proxymed.com

PROXYMED ANNOUNCES APPOINTMENT OF JOHN G. LETTKO AS CHIEF
EXECUTIVE OFFICER

           Atlanta, GA (Business Wire) – May 11, 2005 – ProxyMed, Inc. (Nasdaq: PILL), a leading provider of healthcare transaction processing and cost containment services, today announced that John Lettko has joined the Company as Chief Executive Officer.

     “John is a recognized leader in technology services with a track record of executing aggressive growth strategies and we are delighted to welcome him to ProxyMed,” said Kevin McNamara, Chairman of the Board for ProxyMed. “John’s appointment comes at a critical juncture in the evolution of ProxyMed and we are confident that under his leadership, the company will continue its rapid growth and expansion in the healthcare technology market.”

     Mr. Lettko, a 25-year veteran in the financial and technology services industries has held a variety of executive positions for high-growth service delivery organizations. Before joining ProxyMed, he served as CEO and Chairman of the Board for Viewpointe, a check image archive and retrieval services provider owned by Bank of America, IBM, J.P. Morgan Chase & Co., SunTrust Banks Inc., U.S. Bancorp, and Wells Fargo. Led by Mr. Lettko, Viewpointe jumped from start-up to 75% market share with 11 of the Nation’s top 50 financial institutions – including 7 of the top 10 – in less than four years. In that time, Viewpointe developed the intellectual property to operate the world’s largest check image archive as a mission-critical outsourced service and launched the first check image exchange pilot, establishing Viewpointe’s proprietary “ImageShare” product as the industry’s most efficient and dominant standard.

      Prior to Viewpointe, Mr. Lettko served as President of Xpede, Inc., a venture-backed Application Service Provider for the home lending market. While at Xpede, Mr. Lettko raised the second round of capital from leading venture capitalists and drove the sales, marketing, business development, and investor relations functions. Under Mr. Lettko’s direction, Xpede acquired an impressive customer list that included CitiBank, First Union, Cendant, Washington Mutual, Lehman, and J.P. Morgan Chase. Before leaving Xpede, Mr. Lettko and the executive team sold the Company to Alltel.

           During his 10-year tenure at EDS, he managed a global reporting staff of 1,200 and was responsible for a $300 million annual portfolio of accounts, including American Express, EBS Dealing Resources, Deutsche Bank, Merrill Lynch, CSFB, Vanguard, NASD and CitiBank. Additionally, Mr. Lettko closed and led the $600 million, 10-year global outsourcing EBS deal and successfully re-negotiated a $350 million outsourcing contract with American Express Bank Before joining EDS, Mr. Lettko held key positions at the Progressive Companies and Fleet National Bank, where he played central roles in formation of several regional ATM networks. He holds a master’s degree in Business Administration from State University of New York at Albany.

     “ProxyMed has just begun to deliver on the potential within the healthcare technology market and I believe we can build this Company into the market leader,” said John Lettko. “I am excited about the prospects for this Company and I look forward to working with our executive team to give ProxyMed the guidance and resources necessary for even greater success in the future.”

About ProxyMed, Inc.
ProxyMed provides connectivity, medical cost containment services, business process outsourcing solutions and related value-added products to physicians, payers, pharmacies, medical laboratories, and other healthcare providers and suppliers. ProxyMed’s services support a broad range of both financial and clinical transactions, and we are HIPAA certified through Claredi. To facilitate these services, ProxyMed operates Phoenix™, our secure national electronic information platform, which provides physicians and other primary care providers with direct connectivity to payers, chain and independent pharmacies and clinical laboratories.

For more information, please visit the Company’s website at www.proxymed.com.

Forward Looking Statement

ProxyMed cautions that forward-looking statements contained in this document are based on current plans and expectations, and that a number of factors could cause the actual results to differ materially from such statements. Some of these factors are described in the Safe Harbor statement below. Except for the historical information contained herein, the matters discussed in this document may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. While these statements reflect our current judgment, they are subject to risks and uncertainties. Actual results may differ significantly from projected results due to a number of factors. In particular, no assurances can be given that any investment will be made in the Company. For further cautions about the risks of investing in ProxyMed, we refer you to the documents each company files from time to time with the Securities and Exchange Commission, particularly the Company’s Form 10-K and 10-K/A for the year ended December 31, 2004. Although this release may remain available on the Company’s website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

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